Exhibit 23.1

Deloitte Certified Public Accountants S.A. 3a Fragkokklisias & Granikou str. Marousi Athens GR 151-25 Greece Tel: +30 210 6781 100 www.deloitte.gr

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated February 29, 2024, relating to the consolidated financial statements of Safe Bulkers Inc. and the effectiveness of Safe Bulkers Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Safe Bulkers Inc. for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Certified Public Accountants S.A.

Athens, Greece

August 6, 2024

This document has been prepared by Deloitte Certified Public Accountants Societe Anonyme.

Deloitte Certified Public Accountants Societe Anonyme, a Greek company, registered in Greece with registered number 0001223601000 and its registered office at Marousi, Attica, 3a Fragkokklisias & Granikou str., 151 25, is one of the Deloitte Central Mediterranean S.r.l. (“DCM”) countries. DCM, a company limited by guarantee registered in Italy with registered number 09599600963 and its registered office at Via Tortona no. 25, 20144, Milan, Italy is one of the Deloitte NSE LLP geographies. Deloitte NSE LLP is a UK limited liability partnership and member firm of DTTL, a UK private company limited by guarantee.

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